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                                                                    EXHIBIT 99.1

                                                                    News Release

                              Media Contacts:                  Maribeth Landwehr
                                                                 Astellas US LLC
                                                                    847-317-8988
                                               maribeth.landwehr@us.astellas.com

                                                                  James E. Green
                                      Executive Vice President Corporate Affairs
                                                       King Pharmaceuticals Inc.
                                                                    423-989-8125



           ASTELLAS AND KING FILE LAWSUIT AGAINST ADENOSCAN(R) GENERIC
                       FOR PATENT INFRINGEMENT IN THE USA

Deerfield, Ill., May 26, 2005 -- King Pharmaceuticals Research and Development, Inc. ("King") along with Astellas US LLC and Astellas Pharma US, Inc. ("Astellas") announced today that they have filed a patent infringement lawsuit in the United States against Sicor Inc., Sicor Pharmaceuticals, Inc., Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd. (collectively, "Sicor") regarding submission of an abbreviated new drug application ("ANDA") for a generic version of Adenoscan(R) (adenosine injection), a pharmacologic stress agent indicated as an adjunct to thallium-201 myocardial perfusion scintigraphy in patients unable to exercise adequately. Astellas is the exclusive licensee of certain rights under King's US patent No. 5,070,877 ("'877 Patent") and has marketed Adenoscan(R) in the US since 1995. The patent infringement action was filed in the US District Court in Delaware on May 26, 2005, requesting, among other things, an order prohibiting approval of Sicor's ANDA prior to the expiration date of the '877 patent. Astellas is also an exclusive licensee under another US patent covering the use of Adenoscan(R), on which Astellas and the patent holder have also brought suit.

Astellas US LLC and Astellas Pharma US, Inc. are US subsidiaries of Tokyo-based Astellas Pharma Inc., a research-based pharmaceutical company dedicated to improving the health of people around the world through innovative pharmaceutical products. Astellas Pharma Inc. ranks among the top 20 pharmaceutical companies in the world. For more information on Astellas, please go to www.astellas.com/us.

King, headquartered in Bristol, Tennessee is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.





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